EXHIBIT 3

The following additional reference was posted to the home page of http://www.RestoreMGM.com:

Land and Buildings Responds to MGM's Numerous False and Misleading Claims in New Investor Presentation	May 08, 2015

The following additional reference was posted to the "Press Releases" page of http://www.RestoreMGM.com:

Land and Buildings Responds to MGM’s Numerous False and Misleading Claims in New Investor Presentation	May 08, 2015

The following additional reference was posted to the "Shareholder Presentations " page of http://www.RestoreMGM.com:

MGM Resorts (MGM) – Honesty, Integrity, and Candor	May 2015